Exhibit 23.8

750 N. St. Paul Street Suite 1750 Dallas, Texas 75201 Phone (214) 754-7090

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included in this Registration Statement on Form S-4 of IE PubCo Inc. and any amendments thereto (the “Registration Statement”) with respect to the information from our firm’s reserves reports dated July 22, 2021, prepared for Independence Energy LLC as of December 31, 2020, in reliance upon the reports of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to the reference to this firm under the heading “Experts” in the prospectus, which is a part of the Registration Statement.

HAAS PETROLEUM ENGINEERING SERVICES, INC.

By:	/s/ J. Thaddeus Toups, PE
J. Thaddeus Toups, PE
President

Dallas, Texas
July 23, 2021